Exhibit 99.1

CONTACT:

Tracey Schroeder

Chief Marketing Officer

tracey.schroeder@cpsi.com

(251) 639-8100

CPSI APPOINTS VINAY BASSI AS NEW CHIEF FINANCIAL OFFICER

MOBILE, Ala. November 7, 2023 — CPSI (NASDAQ: CPSI), a community healthcare solutions company, today announced that it has appointed Vinay Bassi as Chief Financial Officer, effective January 1, 2024. The Company’s current Chief Financial Officer, Matt Chambless, will remain as an advisor to the Company for a period of time following January 1, 2024, in order to support the transition from Mr. Chambless to Mr. Bassi.

“We look forward to welcoming Vinay to CPSI in the new year,” said Chris Fowler, Chief Executive Officer of CPSI. “He is a seasoned and highly accomplished finance executive with a proven track record in mergers and acquisitions (M&A), a strong financial planning and analysis (FP&A) background, and deep understanding of strategic planning and capital allocation. We believe that his decades of experience in a broad spectrum of financial roles make him the ideal leader to help us deliver on our objectives and maximize returns from all areas of the Company.

“Matt Chambless has been a valued member of the CPSI leadership team, leading the Company’s finance function and playing an important role in the execution of our growth strategy. We thank him for his many contributions, and we appreciate his continued support in facilitating a seamless transition,” added Fowler.

Bassi has had a multi-decade career as a strategic finance leader across many industries with a track record of driving value creation. Most recently, he served as Chief Financial Officer for the Audience Measurement division at Nielsen Holdings plc, a global leader in audience measurement, data and analytics. Starting in 2016, he also served Nielsen in various senior operational and financial roles, including as Chief Financial Officer to the Chief Operating Officer and Senior Vice President of Corporate FP&A, Global M&A and Investments.

Prior to joining Nielsen, Bassi served as Vice President of Corporate Development and Strategy at Avaya Inc., a technology collaboration company. He began his career as an Auditor at PricewaterhouseCoopers and spent time at Standard & Poor’s and Citigroup.

“It is an exciting time to join CPSI and I’m eager to get started in my new role,” said Bassi. “I look forward to working alongside Chris and the team to help CPSI execute on its vision and seize on the opportunities ahead to drive value creation for its shareholders.”

About CPSI

CPSI has more than four decades of experience in connecting providers, patients, and communities with innovative solutions that support both the clinical and financial side of healthcare delivery. We provide business, consulting, and managed information technology (IT) services, including our industry leading HFMA Peer Reviewed® suite of revenue cycle management (RCM) offerings, to help streamline day-to-day revenue functions, enhance productivity, and support the financial health of healthcare organizations.

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CPSI Appoints Vinay Bassi as New Chief Financial Officer

November 7, 2023

Our patient engagement solutions provide patients and providers with the critical information and tools they need to share existing clinical data and analytics that support value-based care, improve outcomes, and increase patient satisfaction. We support efficient patient care across an expansive base of community hospitals and post-acute care facilities with electronic health record (EHR) product offerings that successfully integrate data between care settings. We make healthcare accessible through data-driven insights that deliver workflow efficiencies and remove distractions. Our solutions allow our clients to achieve better decisions and results while keeping patients at the center of care. We are a healthcare solutions company. We clear the way for care. For more information, please visit www.cpsi.com.

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